Exhibit 99.1

Orsus Xelent Reports 2008 Revenues Beat Forecast With
20% Growth Despite Lower Fourth Quarter;
Full Year Net Income Advanced 16.6% To $11.3 Million Including
One Time Gains

Profit Margins Declined As Company Pursued Lower Margin Rural Sales;
Choppy Start Seen in 2009 But Company Maintains Guidance of at Least
15% Full Year Sales Growth

NEW YORK, NY—April 15, 2009 –Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, announced today that its year long strategy in 2008 of focusing on the sale of feature rich, economically priced handsets in more rural areas to maintain market share, produced lower margins but resulted in record full year sales.

Despite the continued restructuring of the Chinese telecom industry and a difficult second half economic environment that impacted revenues and profits in the fourth quarter in particular, the Company said revenues for the full year ended December 31, 2008 grew approximately 20% to $107,827,000, compared with $89,923,000 in 2007.  Full year net income grew 16.6% to $11,296,000 or $.38 per share, compared with $9,683,000 or $0.33 per share in the year ended December 31, 2007.

In the 2008 fourth quarter, the Company said revenues declined approximately 8% to $28,974,000 compared with $31,512,000 in the 2007 final quarter.  Net income in the period of $4,948,000, was slightly higher than results in the same period last year of $4,417,000.  The Company noted, however, that net income in the quarter as well as the full year benefitted from one time reversals in provisions for inventories and doubtful accounts as well as foreign exchange gains which for the year totaled $2,785,000, or 2.58% of full year revenues.  Included in this total is a $2.4 million gain from the cancellation of a disputed debt to a Company supplier for which the statute of limitations expired.

According to the Company, without the one time gains included in “other income” 2008 full year net profit would have declined to $8,895,000 as compared with $9,683,000 in 2007.

Unit Sales More Than Doubled to 1.06 Million Handsets With Lower Gross Margins But Stable Operating Profits

The Company said the structural adjustment in the Chinese telecom industry necessitated implementation at the start of the year of the strategy to focus on marketing a greater number of lower end, low-margin handsets through its traditional channels.  Against an industry background where full year sales of cell phones in China increased less than 2%, compared with double digit growth rates in prior years, the Company sold a record 1.06 million cell phone units in 2008, more than double the prior year.  However, during the year 85% of products sold were priced below RMB 1,500 (about $200), while sales of high margin operator-tailored products were under 5% of the total. In 2007, the latter accounted for more than 40% of sales.

As a consequence, full year 2008 gross profit declined to $14.5 million compared with $15.7 million a year earlier.  However, with close attention to cost control, 2008 pre-tax operating income of $11.4 million was about even with the prior year, which the Company believes reflects the stability of its operations even in extremely difficult conditions.  It added that the profit margin in 2008 on net income of $11,296,000 (including “other income”) was 10.47% as net profit grew 16.6% from $9,683,000 in 2007, when the profit margin was 10.78%.  Excluding “other income”, the Company said net profit margins were 8.24% for the full year, a decrease of 2.54% from 10.78% in 2007.

Products/Features

During the year the Company said it introduced a number of new products and sold more than 30 different models, most newly produced, in three series of product lines. These were based, among other things, on function, appearance, price, and target market.  Its mid-level and low-level products contain numerous attractive features such as MP3, MPEG4, video recording and outer card storage.  Its high end products contain additional features, such as PDA, GPS and office software functions, mobile TV, special industry applications as well as a variety of other features and functions.  GSM products accounted for more than $95 million of total sales in 2008.

Acquisitions and Financing

Before year end in 2008, due to an inability to complete the necessary financing arrangements, the Company announced that it had put on hold plans to acquire the Dalian Daxian manufacturing operation, and would instead consider leasing the facility if necessary.  However, the Company continues to believe that acquiring a manufacturing operation would permit an expansion of profit margins and provide numerous other advantages, especially a further improvement in the Company’s ability to respond even more rapidly to changing market preferences.  Consequently, the Company will continue to seek financing for this purpose going forward.

Additionally, the Company said that its cash position continued to remain tight as a large percentage of cash generated was utilized for advance payments to suppliers to achieve timely delivery and the lowest possible costs.  Further, as of December 31, 2008, the Company’s accounts receivable were $82,076,000 out of total current assets of $93,765,000.  The Company said that in the adverse economic environment it had stretched collection terms as its sales increased.  As a precaution, the Company is monitoring receivables carefully and controlling delivery of goods through its various sales channels.  As previously disclosed, to limit the risk of possible defaults, the Company also has limited the terms of credit to its major distributor in a Master Distributor Agreement and has asked a third-party Surety Company to guarantee the amounts due from this major distributor (as more fully described in an 8-K filed with the US SEC on August 20, 2008).  It is the Company’s intention to reduce accounts receivable that are more than 120 days past due to 20% of total receivables by the end of the second quarter of 2009.

The Company also reported that as of the end of 2008 its gearing ratio (total debts over total assets) was 48.51%, down slightly from 49.51% a year earlier.  As of December 31, 2008, the Company said that Total Stockholder’s Equity had grown to $48,401,000 from $33,897,000 at the end of 2007.

Outlook

Looking ahead, the Company said that the downturn in the world economy is likely to continue in 2009, making predictions difficult in what it sees as a very choppy environment, particularly in the first half of the year.  For the full year, however, the Company is maintaining its forecast of growth in revenues of at least 15%.  It is basing this forecast principally on the following:

•
The Company’s main focus will be on continued marketing of its feature rich, more economical GSM phones for which it believes it has established a strong reputation with its Orsus brand for quality, appearance and technical ability. Further, it continues to strengthen its marketing effort in smaller cities and rural areas where it sees the best growth potential in the near term.

•
A significant portion of the Company’s R&D and trading activity is focused on the development of 3G products.  While off to a slow start nationwide in 2008, the Company sees a growing 3G push by the major telecom companies in 2009 and fully expects to participate in this new growth area with its own product launches, which it believes could contribute up to 15% of total sales.

•	With increased stability in the telecom industry the Company sees an opportunity for 20% of its sales to come from higher margin custom collaborative efforts with the telecom operators.

•	The Company has put much effort into work with China Multimedia Mobile Broadcasting (CMMB), and believes the new markets that will open in 2009 could account for 5% of total sales.

Overall, the Company believes it will continue to demonstrate in tougher times the characteristics that have fueled its excellent growth over the years, namely its flexibility, innovativeness and entrepreneurial drive.  As the industry strengthens and the economy improves, it sees significant opportunity ahead in the vast Chinese telecom market.  Despite the slowdown since June, 2008, the Company sees enormous potential in this market.  One key reason for this is the current market penetration estimate by industry sources of only about 47%, based on approximately 640 million current mobile subscribers.  Various forecasters believe the number of subscribers will easily grow to more than 700 million in 2010.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Orsus Xelent Technologies, Inc.
Consolidated Statements of Income and Comprehensive Income
Years ended December 31, 2008 and 2007
(Dollars in thousand except share data and per share amounts)

	Year ended December 31,
	2008	2007
	US$’000	US$’000

Operating revenue - Net sales	107,827	89,923
Cost of operating revenue	(93,298)	(74,174)

Gross profit	14,529	15,749

Operating expenses:
Sales and marketing	486	553
General and administrative	2,151	2,213
Research and development	429	340
Depreciation	97	142
Allowance for obsolete inventories	-	875
Loss on disposal of property, plant and equipment	-	71

	3,163	4,194

Operating income	11,366	11,555
Other income (expenses)
Interest expenses	(982)	(989)
Other income, net - Note 5	2,785	765

Income before income taxes	13,169	11,331
Income taxes - Note 6	(1,873)	(1,648)

Net income	11,296	9,683

Other comprehensive income
Foreign currency translation adjustment	2,483	1,931

Comprehensive income	13,779	11,614

Earnings per share – Note 7
Basic and diluted (US$)	0.38	0.33

Weighted average number of common stock outstanding	29,756,000	29,756,000

See accompanying Notes to Consolidated Financial Statements

Contact:
     Orsus Xelent Technologies, Inc.
     Guoji Liu
     Director & CEO

     PRC:
     Tel: 010-85653777
     Fax: 010-85653666

     US:
     Investors:
     Tel: 212-402-7838
     Fax: 212-425-6951

     Press:
     Tel: 212-425-5700
     Fax: 212-425-6951